UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EMC Corporation

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[The following letter was sent by EMC Corporation to certain institutional holders of its Common Stock beginning on May 8, 2008.]

May 8, 2008

Dear EMC Shareholder:

EMC’s 2008 Annual Meeting of Shareholders will be held on May 21, 2008. By now, you should have received our Proxy Statement. In the Proxy Statement, the Board of Directors recommends a vote “FOR” the election of each of the 11 nominees for Director.

Much to our disappointment, Institutional Shareholder Services Inc. (“ISS”) has recommended a withhold vote for one of our directors, Olli-Pekka Kallasvuo, based on concerns related to his attendance in 2007. As described below and in our Proxy Statement, we believe that Mr. Kallasvuo is an extremely valued member of our Board, that there were legitimate business reasons for his absences, and that his strong commitment to the Company is clear. Accordingly, we believe ISS’ rigid application of its attendance policy without taking into account all these factors leads to the wrong result and is not in the best interests of EMC or our shareholders.

When Mr. Kallasvuo was promoted to President and CEO of Nokia Corporation mid-way through 2006, exceptional demands were placed on his time. This caused scheduling conflicts with our Board and committee meetings for the second half of 2006 and the first part of 2007. While every effort was made to adjust the calendars at both EMC and Nokia, we were unable to avoid these conflicts. In response, our Board revised its policy on committee service to allow active CEOs to serve on only one committee rather than two. Accordingly, Mr. Kallasvuo resigned from the Audit Committee in May 2007. Further, by early in the second quarter of 2007, Mr. Kallasvuo was able to align his calendar going forward with EMC’s Board and committee schedule. Therefore, in the twelve months since May 2007, Mr. Kallasvuo has attended 100% of Board and applicable committee meetings.

The Corporate Governance and Nominating Committee, in its annual evaluation of director performance, concluded that Mr. Kallasvuo’s attendance during 2007 was an anomaly in the context of his transition to the role of President and CEO of Nokia. The Committee concluded that this did not reflect on Mr. Kallasvuo’s high commitment to EMC Board service and unanimously recommended that he be re-nominated for election to the Board of Directors.

We believe that Mr. Kallasvuo is a highly qualified director committed to creating shareholder value and to being an effective representative of our shareholders. He brings critically important international perspectives and experience, as well as knowledge of adjacent technology markets to the Board. He has demonstrated his dedication by his high level of engagement, including outside of formal Board and committee meetings. Mr. Kallasvuo is an outstanding Director and contributor. We are confident that he will maintain the excellent attendance record he has shown over the past year.

Therefore, based on all of the above, we strongly urge you to vote “FOR” all the nominees for Director, including Mr. Kallasvuo, and not follow the recommendation of ISS.

Please feel free to call either of us if you have any further questions c/o the Corporate Secretary’s office at (508) 293-7254.

We hope you will join us in giving Mr. Kallasvuo and all of our directors your support.

Sincerely,

/s/ Joseph M. Tucci	/s/ David N. Strohm
Joseph M. Tucci	David N. Strohm
Chairman, President and	Lead Director and Chair, Corporate
Chief Executive Officer	Governance and Nominating Committee